Exhibit 10.1

AMENDMENT NO. 1 TO EQUITY PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 TO EQUITY PURCHASE AGREEMENT (this “Amendment”), dated as of January 27, 2013, is entered into by and between Helix Energy Solutions Group, Inc., a Minnesota corporation (“Seller”), and Talos Production LLC, a Delaware limited liability company (“Buyer”).

WHEREAS, the Parties entered into that certain Equity Purchase Agreement, dated as of December 13, 2012 (the “Purchase Agreement”);

WHEREAS, the Parties desire to amend the Purchase Agreement in certain respects as more specifically set forth below; and

WHEREAS, capitalized terms not defined herein shall have the meanings given to them in the Purchase Agreement.

NOW, THEREFORE, in consideration of the agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.           Amendments.  The Parties agree that the Purchase Agreement is amended as follows:

(a) Section 8.13(a) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“(a)           Buyer and Seller agree to work jointly together to obtain from BOEM the amount of a bond or bonds required to obtain from BOEM a full release of Seller from its financial guarantee to BOEM with respect to the obligations of the Acquired Companies.  With respect to the Shelf Properties, Buyer shall provide a bond or bonds to BOEM in the aggregate amount of $110,587,000 (or such other amount sufficient to obtain a complete release of Seller’s financial guarantee to BOEM with respect to the Shelf Properties) at or prior to Closing.  With respect to the Deep Water Properties, Buyer shall take all actions required by BOEM (or reasonable action requested by Seller) to obtain a complete release of Seller’s financial guarantee to BOEM, including without limitation, providing a supplemental bond or bonds to BOEM in amounts sufficient to secure all lease obligations as specified or estimated by BOEM promptly, but in any event within eighty (80) days after the Closing, unless extended by mutual agreement of Buyer and Seller.  In addition, Buyer shall not, and shall cause the Acquired Companies not to, drill any additional new wells until the earlier of (i) six (6) months following the Closing or (ii) the release of Seller’s financial guarantee to BOEM; provided, that this restriction shall not apply to the Shelf Properties at such time as the Seller’s financial guarantee to BOEM is released with respect to the Shelf Properties.  Notwithstanding the foregoing, Buyer shall be permitted to engage in recompletions and workovers on existing wells.  Until such time as Seller’s financial guarantee is released by BOEM, Buyer shall (i) use commercially reasonable efforts to ensure BOEM seeks any damages first against the bonds provided by Buyer to BOEM pursuant to this Section 8.13(a) prior to the guarantee by Seller, provided, that any rights that Buyer may have to indemnification pursuant to Section13.2 shall not be prejudiced or affected thereby, and (ii) provide a bond or bonds to Seller from a surety in the amount of $11,400,000 to guarantee the lease obligations of the Acquired Companies with respect to the Deep Water Properties.  In furtherance hereof and in addition to the foregoing, Buyer shall submit or cause to be submitted to BOEM the form(s) necessary to accomplish the foregoing, including Form BOEM-2028A attached hereto as Exhibit 8.13(a) with the second box checked as reflected on such exhibit.

Notwithstanding anything else herein to the contrary, Buyer and Seller agree that to the extent Buyer or the Acquired Companies (as the case may be) are required to provide collateral (which may be in the form of letters of credit, cash or other credit support) in excess of $100,000,000 in order to secure a bond or bonds to BOEM in satisfaction of Buyer’s obligations under this Section 8.13(a) to provide a supplemental bond or bonds to BOEM as required in order to obtain a full release of Seller from its financial guarantee to BOEM with respect to the obligations of the Acquired Companies, Seller agrees to provide one or more one-year irrevocable letter(s) of credit (such letter or letters of credit hereinafter referred to individually as a “Seller Letter of Credit” or collectively as the “Seller Letters of Credit”) from a reputable financial institution, reasonably acceptable to the surety providing such supplemental bond or bonds to BOEM, with respect to lease obligations of the Acquired Companies to BOEM with respect to the Deep Water Properties, provided, in no event shall Seller’s obligations with respect to collateral hereunder exceed $50,000,000 or extend for a period beyond one year.

Buyer will use commercially reasonable efforts to obtain a written agreement, at the same time as the issuance of each applicable bond by the surety, in a form satisfactory to Seller, from the surety bond issuer that any Seller Letter of Credit will only be called after all bond collateral posted by Buyer with respect to such bond has been called, executed upon and exhausted. Buyer and the Acquired Companies agree to reimburse Seller for all direct expenses and fees associated with obtaining the Seller Letters of Credit plus a quarterly payment, payable at the beginning of each three-month period preceding the date of issuance, in an amount equal to 1% of the face amount of the Seller Letters of Credit (the “Fee Amount”); provided, that the Fee Amount shall increase by 0.25% every three months following the date of issuance.  In the event that any surety agreement (which is supported by a Seller Letter of Credit for collateral purposes) contains a requirement to replace such Seller Letter of Credit prior to its expiration, Buyer and the Acquired Companies shall provide (within the time frame expressly written in the applicable surety agreement) to the issuer of the supplemental bond or bonds with respect to the Deep Water Properties substitute collateral in form and amount acceptable to the bond issuer in substitution of such Seller Letter of Credit, in order to prevent the bond issuer or issuers from drawing on such Seller Letter of Credit as a result of its pending expiration.  In addition, in the event that Buyer or any Acquired Company defaults on any of its direct contractual obligations pursuant to a surety contract for which a Seller Letter of Credit provides collateral support and as a result of such default a surety bond issuer determines to draw on such Seller Letter of Credit, Buyer and the Acquired Companies shall provide to the issuer of the supplemental bond or bonds with respect to the Deep Water Properties substitute collateral in form and amount acceptable to the bond issuer in substitution of such Seller Letter of Credit, in order to prevent the bond issuer or issuers from drawing on such Seller Letter of Credit as a result of such default.  In the event any Seller Letter of Credit is drawn in violation of the foregoing two sentences, Buyer and the Acquired Companies shall indemnify Seller from any and all losses (including without limitation all expenses actually incurred) in connection therewith.”

(b) Appendix A of the Purchase Agreement is hereby amended by adding the following definitions:

“Bushwood Field” means Garden Banks Blocks 462, 463 and 506.

“Deep Water Properties” means the Bushwood Field and the Phoenix Field.

“Fee Amount” shall be defined in Section 8.13(a).

“Seller Letter of Credit” or “Seller Letters of Credit” shall be defined in Section 8.13(a).

“Shelf Properties” are all offshore properties of the Acquired Companies other than the Deep Water Properties”

2.           Ratification.  Except as expressly amended hereby, all other terms and provisions of the Purchase Agreement shall remain in full force and effect. The Parties acknowledge that the Purchase Agreement, as amended hereby, is ratified and confirmed to be in full force and effect and that all rights, powers and duties created thereunder or existing thereby are ratified and confirmed in all respects.

3.           Execution in Counterparts.  For the convenience of the Parties, this Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.           Governing Law.  THIS AMENDMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES (INCLUDING ANY CLAIMS MADE IN CONTRACT, TORT OR OTHERWISE RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH SECTION 15.2 OF THE PURCHASE AGREEMENT.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment on the date first written above.

SELLER:

Helix Energy Solutions Group, Inc.

By:           /s/ Anthony Tripodo
Name:           Anthony Tripodo
Title:       Executive Vice President & Chief Financial Officer

BUYER:

Talos Production LLC

By:           /s/ Timothy S. Duncun
Name:           Timothy S. Duncun
Title:           Chief Executive Officer